Exhibit 10.54
AMENDMENT NUMBER FIVE
TO
LEASE AGREEMENT FOR A GAMMA KNIFE UNIT
     This AMENDMENT NUMBER FIVE TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Amendment”) is dated effective as of the 9th day of May, 2007, and is entered into between GK FINANCING, LLC, a California limited liability company (“GKF”), and The Regents of the University of California, a California corporation (“University”), with reference to the following facts:
RECITALS
     A. Reference is made to a certain Lease Agreement for a Gamma Knife Unit (as amended, the “Lease”) which was dated July 6, 1990, but which first became effective on September 17, 1991, between University and American Shared Hospital Services, a California corporation (“ASHS”).
     B. The Lease was amended pursuant to a certain Amendment Number One to the Lease Agreement for a Gamma Knife Unit (the “First Amendment”) dated effective August 1, 1995, between University and ASHS.
     C. The Lease was subsequently assigned (i) by ASHS to its wholly-owned subsidiary, American Shared Radiosurgery Services (“ASRS”), and then, by ASRS to GKF, which assignment was consented to by University pursuant to a certain Estoppel Certificate and Consent to Assignment dated December 21, 1995; and (ii) by University to UCSF-Stanford Health Care, a California non profit public benefit corporation (“UCSF-SHC”).
     D. Effective February 6, 1998, UCSF-SHC and GKF entered into a certain Amendment Number Two to the Lease Agreement for a Gamma Knife Unit (the “Second Amendment”).
     E. In 1999, the board of directors of UCSF-SHC resolved to windup the affairs of UCSF-SHC and to dissolve, and as a component of the winding up of the affairs of UCSF-SHC, the Lease was assigned by UCSF-SHC back to University. This assignment was consented to by the sole former members of UCSF-SHC (i.e., the University and the Board of Trustees of Leland Stanford Junior University), and by GKF.
     F. Effective June 22, 2001, University and GKF entered into a certain Amendment Number Three to Lease Agreement for a Gamma Knife Unit (the “Third Amendment”).
     G. Effective April 1, 2002, University and GKF entered into a certain Amendment Number Four to Lease Agreement for a Gamma Knife Unit (the “Fourth Amendment”).
     H. University desires to replace the existing Leksell Gamma Knife, Model 4C (the “Model 4C”) that is currently being leased by GKF to University pursuant to the Lease, with a Leksell Gamma Knife Perfexion unit. In furtherance thereof, (i) University intends to purchase the Perfexion unit from GKF; (ii) GKF intends to trade-in the Model 4C to the manufacturer to acquire the Perfexion unit that will be sold to University; (iii) concurrently with the execution of this Amendment, the parties have entered into or intend to enter into a certain Agreement To Purchase Gamma Knife Perfexion Unit (the “Purchase Agreement”) pertaining to the purchase of the Perfexion unit; and (iv) the parties intend to amend the Lease as set forth below.
         NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby amend the Lease as follows:
1.	Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.	Amendment of the Lease. Notwithstanding any provisions to the contrary set forth in the Lease, the First Amendment, the Second Amendment, the Third Amendment and/or the Fourth Amendment, the Lease shall be further amended as follows:
a.	In consideration for GKF’s agreement to replace the existing Model 4C with the Perfexion to be purchased by University from GKF, commencing from the “Equipment Transition Date” to and including January 20, 2008 (which is the current expiration date of the Lease), University shall pay to GKF the “Equipment Transition Period Payments” and the “Remaining Period Payments,” which shall be billed and paid as set forth below. As used herein:
i.	The “Equipment Transition Date” shall mean the date on which (1) the Model 4C has been de-installed and is unable to perform procedures; (2) all Permits have been obtained; and (3) the Perfexion has been delivered to the site and is ready for installation.

ii.	The “Equipment Transition Period” shall mean the period commencing from the Equipment Transition Date to the date on which the Perfexion has been installed and is ready to perform procedures (which period is estimated to be approximately 4 to 5 weeks).

iii.	The “Equipment Transition Period Payments” shall mean and be equal to:
(1)	The number of weekdays during the Equipment Transition Period; multiplied by

(2)	* procedure per weekday (the “Negotiated Procedures”), which Negotiated Procedures were agreed upon between the parties to compensate GKF for the lost number of procedures that would have otherwise been performed during the Equipment Transition Period but for the installation of the Perfexion); multiplied by

(3)	The lease payment rate that would otherwise be applicable, assuming (A) the Negotiated Procedures are Procedures performed under the Lease; (B) all of the Negotiated Procedures are performed within the same Rate Year in which the Equipment

Transition Date falls; and (C) the actual number of Procedures performed prior to the Equipment Transition Date during that same Rate Year are counted.
iv.	The “Remaining Period” shall mean the period commencing from the expiration of the Equipment Transition Period to and including January 20, 2008

v.	The “Remaining Period Payments” shall mean and be equal to:
(1)	The number of Procedures that are actually performed from time-to-time during the Remaining Period (the “Remaining Period Procedures”), multiplied by

(2)	The lease payment rate that would otherwise be applicable, assuming (A) the Remaining Period Procedures are Procedures performed under the Lease; (B) all of the Remaining Period Procedures are performed within the same Rate Year in which the Equipment Transition Date falls; and (C) the actual number of procedures performed prior to the Equipment Transition Date during that same Rate Year and the Negotiated Procedures are counted.
vi.	“Procedure” shall mean any single fraction cranial/intracranial radiosurgery treatment that is performed by University or its representatives or affiliates, irrespective of whether the Procedure is performed on the Model 4C, the Perfexion or using any other equipment or devices.
b.	University shall be billed on the fifteenth (15th) and last day of each month for the Equipment Transition Period Payments and the Remaining Period Payments pertaining to the Negotiated Procedures and the Remaining Period Procedures performed during the first and second half of the month respectively. University shall pay GKF within forty-five (45) days after being invoiced. University shall promptly inform GKF in writing as to the number of Procedures performed during the Remaining Period in order to facilitate such billing.

c.	Within ten (10) days after University’s receipt of written request by GKF, GKF shall have the right to audit University’s books and records (including, without limitation, the books and records pertaining to any other radiosurgery equipment or devices) during normal business hours to verify the number of Procedures that have been performed by University, and University shall provide GKF with access to such books and records; provided that any patient names or identifiers shall not be disclosed.

d.	It is understood that no portion of the Equipment Transition Period Payments and/or the Remaining Period Payments shall be applied or credited towards the Purchase Price of the Perfexion.

e.	Notwithstanding Section 7 of the Third Amendment of the Lease, University will not (nor have the opportunity to) acquire title to the Model 4C, and title to the Model 4C shall remain with GKF, which will be traded-in for the Perfexion as described above.
3.	Conditions Precedent. The amendment of the Lease as set forth in Section 3 above is subject to the prior satisfaction of all of the following conditions:
a.	The Purchase Agreement shall have been executed by University and GKF, and the “Purchase Price” and all “Taxes” (as defined in the Purchase Agreement) shall have been paid in full.

b.	University shall not be in breach of the Lease, and no act or omission shall have occurred which, with the giving of notice and/or the passage of time, would constitute such a breach under the Lease.

c.	At all times prior to the Equipment Transition Date, procedures will continue to be scheduled on the Model 4C in the ordinary course of business.
4.	Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment.

5.	Full Force and Effect. Except as amended by this Amendment, all of the terms and provisions of the Lease, including all prior amendments thereto shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

GKF:		University:

GK FINANCING, LLC		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Ernest A. Bates, M.D. Ernest A. Bates, M.D.	By:	/s/ Ken Jones Ken Jones
	Policy Committee Member		Chief Financial Officer